Exhibit (21.0)
BADGER METER, INC.
SUBSIDIARIES OF THE REGISTRANT
     The Company’s subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company’s consolidated financial statements with the exception of Remag AG that was acquired subsequent to 2010.

	Percentage	State or country
Name	of ownership	in which organized
Badger Meter de las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic (a subsidiary of Badger Meter International, Inc.)	100%	Czech Republic

Badger Meter Europe, GmbH	100%	Federal Republic of Germany

Badger Meter International, Inc. (an international holding company)	100%	United States (Wisconsin)

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Slovakia (a subsidiary of Badger Meter Europe)	100%	Slovakia

Cox Flow Measurement, Inc. (merged into Badger Meter, Inc. on December 31, 2010)	100%	United States (Arizona)

Remag AG (acquired in January 2011 as a subsequent event)	100%	Switzerland